SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                       Netscape Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   641149 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [ ] (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 21 Pages
                       Exhibit Index Contained on Page 18

---------------------------------------------------                   -------------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 2 of 21 Pages
---------------------------------------------------                   -------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               Kleiner Perkins Caufield & Byers VII, L.P., a California Limited
                               Partnership ("KPCB VII")
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER
               SHARES                                                                                                   - 0 -
             BENEFICIALLY                  ----------------------------------------------------------------------------------
              OWNED BY                        6   SHARED VOTING POWER
                EACH                                                                                                7,260,000
              REPORTING                    ----------------------------------------------------------------------------------
               PERSON                         7   SOLE DISPOSITIVE POWER
                WITH                                                                                                    - 0 -
                                           ----------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                                                                                    7,260,000
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    7,260,000
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                     [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                         8.3%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OF REPORTING PERSON*
                                                                                                                          PN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   -------------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 3 of 21 Pages
---------------------------------------------------                   -------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               KPCB VII Associates, L.P., a California Limited Partnership ("KPCB
                               VII Associates")
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER
               SHARES                                                                                                   - 0 -
            BENEFICIALLY                  ----------------------------------------------------------------------------------
             OWNED BY                         6   SHARED VOTING POWER
               EACH                               7,700,000   shares   of  which
             REPORTING                            7,260,000  shares are directly
            PERSON WITH                           held by KPCB  VII and  440,000
                                                  shares  are  directly  held by
                                                  KPCB   Information    Sciences
                                                  Zaibatsu   Fund  II,  L.P.,  a
                                                  California limited partnership
                                                  ("KPCB   ZF  II").   KPCB  VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII and KPCB
                                                  ZF II.
                                           ----------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER
                                                                                                                        - 0 -
                                           ----------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  7,700,000   shares   of  which
                                                  7,260,000   shares   are  held
                                                  directly   by  KPCB   VII  and
                                                  440,000    shares   are   held
                                                  directly  by KPCB ZF II.  KPCB
                                                  VII  Associates is the general
                                                  partner  of KPCB  VII and KPCB
                                                  ZF II.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    7,700,000
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                     [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                                         8.8%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OF REPORTING PERSON*
                                                                                                                           PN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

0

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 4 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Alexander E. Barkas
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER
               SHARES                                                                                                  15,081
             BENEFICIALLY                  ----------------------------------------------------------------------------------
              OWNED BY                        6   SHARED VOTING POWER
                EACH                              7,700,000  shares  of   which
              REPORTING                           7,260,000 shares  are directly
             PERSON WITH                          held  by KPCB  VII and 440,000
                                                  shares  are  directly  held by
                                                  KPCB   ZF   II.    KPCB    VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII and KPCB
                                                  ZF II. Mr. Barkas is a general
                                                  partner     of    KPCB     VII
                                                  Associates.     Mr.     Barkas
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII and KPCB ZF II.
                                      ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER
                                                                                                                       15,081
                                      ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  7,700,000   shares   of  which
                                                  7,260,000  shares are directly
                                                  held by KPCB  VII and  440,000
                                                  shares  are  directly  held by
                                                  KPCB   ZF   II.    KPCB    VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII and KPCB
                                                  ZF II. Mr. Barkas is a general
                                                  partner     of    KPCB     VII
                                                  Associates.     Mr.     Barkas
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII and KPCB ZF II.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    7,715,081
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                     [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                         8.8%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OR REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 5 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Kevin R. Compton
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER
               SHARES                                                                                                  27,730
             BENEFICIALLY                  ----------------------------------------------------------------------------------
              OWNED BY                        6   SHARED VOTING POWER
                EACH                              7,700,000  shares  of   which
              REPORTING                           7,260,000 shares  are directly
             PERSON WITH                          held  by KPCB  VII and 440,000
                                                  shares  are  directly  held by
                                                  KPCB   ZF   II.    KPCB    VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII and KPCB
                                                  ZF  II.   Mr.   Compton  is  a
                                                  general  partner  of KPCB  VII
                                                  Associates.     Mr.    Compton
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII and KPCB ZF II.
                                      ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER
                                                                                                                       27,730
                                      ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  7,700,000   shares   of  which
                                                  7,260,000  shares are directly
                                                  held by KPCB  VII and  440,000
                                                  shares  are  directly  held by
                                                  KPCB   ZF   II.    KPCB    VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII and KPCB
                                                  ZF  II.   Mr.   Compton  is  a
                                                  general  partner  of KPCB  VII
                                                  Associates.     Mr.    Compton
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII and KPCB ZF II.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    7,727,730
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                     [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                         8.8%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OR REPORTING PERSON*
                                                                                                                           IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 6 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Brook H. Byers
---------------------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
---------------------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
---------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                        5  SOLE VOTING POWER
               SHARES                                                                                                46,420
           BENEFICIALLY              --------------------------------------------------------------------------------------
           OWNED BY EACH                      6  SHARED VOTING POWER
             REPORTING                            7,763,368   shares   of  which
              PERSON                              7,260,000  shares are directly
               WITH                               held  by  KPCB  VII,   440,000
                                                  shares  are  directly  held by
                                                  KPCB ZF II and  63,368  shares
                                                  are  directly  held by Kleiner
                                                  Perkins  Caufield  & Byers VI,
                                                  L.P.,  a  California   Limited
                                                  Partnership  ("KPCB VI"). KPCB
                                                  VII   Associates,    L.P.,   a
                                                  California Limited Partnership
                                                  ("KPCB VI  Associates") is the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates, L.P., a California
                                                  Limited  Partnership ("KPCB VI
                                                  Associates")  is  the  general
                                                  partner of KPCB VI. Mr.  Byers
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.      Mr.     Byers
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII,  KPCB ZF II and KPCB
                                                  VI. In addition,  the Brook H.
                                                  Byers   Trust   holds   11,103
                                                  shares,  beneficial  ownership
                                                  of which Mr. Byers disclaims.
                                     --------------------------------------------------------------------------------------
                                               7  SOLE DISPOSITIVE POWER
                                                                                                                     46,420
                                     --------------------------------------------------------------------------------------
                                               8  SHARED DISPOSITIVE POWER
                                                  7,763,368   shares   of  which
                                                  7,260,000  shares are directly
                                                  held  by  KPCB  VII,   440,000
                                                  shares  are  directly  held by
                                                  KPCB ZF II and  63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI. Mr.  Byers
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.      Mr.     Byers
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII,  KPCB ZF II and KPCB
                                                  VI. In addition,  the Brook H.
                                                  Byers   Trust   holds   11,103
                                                  shares,  beneficial  ownership
                                                  of which Mr. Byers disclaims.
---------------------------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                                      7,820,891
---------------------------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                                    [ ]
---------------------------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            8.9%
---------------------------------------------------------------------------------------------------------------------------
        12  TYPE OF REPORTING PERSON*                                                                                    IN
---------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 7 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Vinod Khosla
---------------------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
---------------------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
---------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                         5  SOLE VOTING POWER                                                  35,391
              SHARES
           BENEFICIALLY              --------------------------------------------------------------------------------------
           OWNED BY EACH                       6  SHARED VOTING POWER
             REPORTING                            7,763,368   shares   of  which
              PERSON                              7,260,000  shares are directly
               WITH                               held  by  KPCB  VII,   440,000
                                                  shares  are  directly  held by
                                                  KPCB ZF II and  63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI. Mr. Khosla
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.  In addition,  Mr.
                                                  Khosla indirectly holds 25,818
                                                  shares  through  the  Vinod  &
                                                  Neeru    Khosla   Trust   (the
                                                  "Trust"). Mr. Khosla disclaims
                                                  beneficial  ownership  of  the
                                                  shares  held  directly by KPCB
                                                  VII,  KPCB ZF II,  KPCB VI and
                                                  the Trust.
                                     --------------------------------------------------------------------------------------
                                               7  SOLE DISPOSITIVE POWER                                             35,391
                                     --------------------------------------------------------------------------------------
                                               8  SHARED DISPOSITIVE POWER
                                                  7,763,368   shares   of  which
                                                  7,260,000  shares are directly
                                                  held  by  KPCB  VII,   440,000
                                                  shares  are  directly  held by
                                                  KPCB ZF II and  63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI. Mr. Khosla
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.  In addition,  Mr.
                                                  Khosla indirectly holds 25,818
                                                  shares through the Trust.  Mr.
                                                  Khosla  disclaims   beneficial
                                                  ownership  of the shares  held
                                                  directly by KPCB VII,  KPCB ZF
                                                  II, KPCB VI and the Trust.
---------------------------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                                      7,824,577
---------------------------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                                    [ ]
---------------------------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            8.9%
---------------------------------------------------------------------------------------------------------------------------
        12  TYPE OF REPORTING PERSON*                                                                                    IN
---------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 8 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     E. Floyd Kvamme
---------------------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
---------------------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
---------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                         5  SOLE VOTING POWER                                                  16,694
              SHARES
            BENEFICIALLY             --------------------------------------------------------------------------------------
           OWNED BY EACH                       6  SHARED VOTING POWER
             REPORTING                            7,763,368   shares   of  which
              PERSON                              7,260,000  shares are directly
               WITH                               held  by  KPCB  VII,   440,000
                                                  shares  are  directly  held by
                                                  KPCB ZF II and  63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI. Mr. Kvamme
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.     Mr.     Kvamme
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII,  KPCB ZF II and KPCB
                                                  VI.
                                     --------------------------------------------------------------------------------------
                                               7  SOLE DISPOSITIVE POWER                                             16,694
                                     --------------------------------------------------------------------------------------
                                               8  SHARED DISPOSITIVE POWER
                                                  7,763,368   shares   of  which
                                                  7,260,000  shares are directly
                                                  held  by  KPCB  VII,   440,000
                                                  shares  are  directly  held by
                                                  KPCB ZF II and  63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI. Mr. Kvamme
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.     Mr.     Kvamme
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII,  KPCB ZF II and KPCB
                                                  VI.
---------------------------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                                      7,780,062
---------------------------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                                    [ ]
---------------------------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            8.8%
---------------------------------------------------------------------------------------------------------------------------
        12  TYPE OF REPORTING PERSON*                                                                                    IN
---------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 9 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      William R. Hearst, III
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER                                                  33,171
               SHARES                 ---------------------------------------------------------------------------------------
            BENEFICIALLY                      6   SHARED VOTING POWER
           OWNED BY EACH                          7,700,000   shares   of  which
             REPORTING                            7,260,000  shares are directly
              PERSON                              held by KPCB  VII and  440,000
               WITH                               shares  are  directly  held by
                                                  KPCB   ZF   II.    KPCB    VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII and KPCB
                                                  ZF II. Mr. Hearst is a general
                                                  partner     of    KPCB     VII
                                                  Associates.     Mr.     Hearst
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII and KPCB ZF II.
                                      ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER                                             33,171
                                      ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  7,700,000   shares   of  which
                                                  7,260,000  shares are directly
                                                  held by KPCB  VII and  440,000
                                                  shares  are  directly  held by
                                                  KPCB   ZF   II.    KPCB    VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII and KPCB
                                                  ZF II. Mr. Hearst is a general
                                                  partner     of    KPCB     VII
                                                  Associates.     Mr.     Hearst
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII and KPCB ZF II.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                                       7,733,171
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                     [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             8.8%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OF REPORTING PERSON*                                                                                     IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 10 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     L. John Doerr
----------------------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
----------------------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
----------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                         5  SOLE VOTING POWER                                                   59,930
              SHARES                              Includes  options  exercisable
           BENEFICIALLY                           for  5,000  shares  within  60
          OWNED BY EACH                           days hereof.
            REPORTING                 ---------------------------------------------------------------------------------------
             PERSON                            6  SHARED VOTING POWER
              WITH                                7,763,368   shares   of  which
                                                  7,260,000  shares are directly
                                                  held  by  KPCB  VII,   440,000
                                                  shares  are  directly  held by
                                                  KPCB ZF II, and 63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI. Mr.  Doerr
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.      Mr.     Doerr
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII,  KPCB ZF II and KPCB
                                                  VI. In addition, Child(ren) of
                                                  L. John Doerr Trust, LJD Trust
                                                  VII and L.  John  Doerr  Trust
                                                  hold  13,058,  734  and  2,828
                                                  shares,          respectively,
                                                  beneficial  ownership of which
                                                  Mr. Doerr disclaims.
                                     ---------------------------------------------------------------------------------------
                                               7  SOLE DISPOSITIVE POWER                                              59,930
                                                  Includes  options  exercisable
                                                  for  5,000  shares  within  60
                                                  days hereof.
                                     ---------------------------------------------------------------------------------------
                                               8  SHARED DISPOSITIVE POWER
                                                  7,763,368   shares   of  which
                                                  7,260,000  shares are directly
                                                  held  by  KPCB  VII,   440,000
                                                  shares  are  directly  held by
                                                  KPCB ZF II, and 63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI. Mr.  Doerr
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.      Mr.     Doerr
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII,  KPCB ZF II and KPCB
                                                  VI. In addition, Child(ren) of
                                                  L. John Doerr Trust, LJD Trust
                                                  VII and L.  John  Doerr  Trust
                                                  hold  13,058,  734  and  2,828
                                                  shares,          respectively,
                                                  beneficial  ownership of which
                                                  Mr. Doerr disclaims.
----------------------------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                                       7,839,918
----------------------------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                                     [ ]
----------------------------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             8.9%
----------------------------------------------------------------------------------------------------------------------------
        12  TYPE OF REPORTING PERSON*                                                                                     IN
----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 11 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Joseph S. Lacob
---------------------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
---------------------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
---------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                         5  SOLE VOTING POWER                                                  55,512
              SHARES                ---------------------------------------------------------------------------------------
            BENEFICIALLY                       6  SHARED VOTING POWER
           OWNED BY EACH                          7,763,368   shares   of  which
             REPORTING                            7,260,000  shares are directly
              PERSON                              held  by  KPCB  VII,   440,000
               WITH                               shares  are  directly  held by
                                                  KPCB ZF II, and 63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI. Mr.  Lacob
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.      Mr.     Lacob
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII,  KPCB ZF II and KPCB
                                                  VI.  In  addition,  the  Lacob
                                                  Children's  Trust  holds 6,207
                                                  shares,  beneficial  ownership
                                                  of which Mr. Lacob disclaims.
                                    ---------------------------------------------------------------------------------------
                                               7  SOLE DISPOSITIVE POWER                                             55,512
                                    ---------------------------------------------------------------------------------------
                                               8  SHARED DISPOSITIVE POWER
                                                  7,763,368   shares   of  which
                                                  7,260,000  shares are directly
                                                  held  by  KPCB  VII,   440,000
                                                  shares  are  directly  held by
                                                  KPCB ZF II, and 63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI. Mr.  Lacob
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.      Mr.     Lacob
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII,  KPCB ZF II and KPCB
                                                  VI.  In  addition,  the  Lacob
                                                  Children's  Trust  holds 6,207
                                                  shares,  beneficial  ownership
                                                  of which Mr. Lacob disclaims.
---------------------------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                                      7,825,087
---------------------------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                                    [ ]
---------------------------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            8.9%
---------------------------------------------------------------------------------------------------------------------------
        12  TYPE OF REPORTING PERSON*                                                                                    IN
---------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 12 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
         1  NAME OF REPORTING PERSON
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Bernard Lacroute
----------------------------------------------------------------------------------------------------------------------------
         2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
----------------------------------------------------------------------------------------------------------------------------
         3  SEC USE ONLY
----------------------------------------------------------------------------------------------------------------------------
         4  CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
----------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                        5   SOLE VOTING POWER                                                   25,660
              SHARES                 ---------------------------------------------------------------------------------------
           BENEFICIALLY                       6   SHARED VOTING POWER
          OWNED BY EACH                           7,763,368   shares   of  which
            REPORTING                             7,260,000  shares are directly
             PERSON                               held  by  KPCB  VII,   440,000
              WITH                                shares  are  directly  held by
                                                  KPCB ZF II, and 63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner   of  KPCB   VI.   Mr.
                                                  Lacroute is a general  partner
                                                  of  KPCB  VII  Associates  and
                                                  KPCB   VI   Associates.    Mr.
                                                  Lacroute disclaims  beneficial
                                                  ownership  of the shares  held
                                                  directly by KPCB VII,  KPCB ZF
                                                  II and KPCB VI.
                                     ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER                                              25,660
                                     ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  7,763,368   shares   of  which
                                                  7,260,000  shares are directly
                                                  held  by  KPCB  VII,   440,000
                                                  shares  are  directly  held by
                                                  KPCB ZF II, and 63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner   of  KPCB   VI.   Mr.
                                                  Lacroute is a general  partner
                                                  of  KPCB  VII  Associates  and
                                                  KPCB   VI   Associates.    Mr.
                                                  Lacroute disclaims  beneficial
                                                  ownership  of the shares  held
                                                  directly by KPCB VII,  KPCB ZF
                                                  II and KPCB VI.
----------------------------------------------------------------------------------------------------------------------------
         9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                                       7,789,028
----------------------------------------------------------------------------------------------------------------------------
        10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                                     [ ]
----------------------------------------------------------------------------------------------------------------------------
        11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             8.9%
----------------------------------------------------------------------------------------------------------------------------
        12  TYPE OF REPORTING PERSON*                                                                                     IN
----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 13 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
       1   NAME OF REPORTING PERSON
           SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    James P. Lally
-----------------------------------------------------------------------------------------------------------------------------
       2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
       3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
       4   CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States
-----------------------------------------------------------------------------------------------------------------------------
             NUMBER OF                        5   SOLE VOTING POWER                                                    32,709
              SHARES                -----------------------------------------------------------------------------------------
           BENEFICIALLY                       6   SHARED VOTING POWER
          OWNED BY EACH                           7,763,368   shares   of  which
            REPORTING                             7,260,000  shares are directly
             PERSON                               held  by  KPCB  VII,   440,000
              WITH                                shares  are  directly  held by
                                                  KPCB ZF II, and 63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI. Mr.  Lally
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.      Mr.     Lally
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII,  KPCB ZF II and KPCB
                                                  VI.
                                    -----------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER                                               32,709
                                    -----------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  7,763,368   shares   of  which
                                                  7,260,000  shares are directly
                                                  held  by  KPCB  VII,   440,000
                                                  shares  are  directly  held by
                                                  KPCB ZF II, and 63,368  shares
                                                  are directly  held by KPCB VI.
                                                  KPCB  VII  Associates  is  the
                                                  general  partner  of KPCB  VII
                                                  and   KPCB  ZF  II.   KPCB  VI
                                                  Associates   is  the   general
                                                  partner of KPCB VI. Mr.  Lally
                                                  is a general  partner  of KPCB
                                                  VII  Associates  and  KPCB  VI
                                                  Associates.      Mr.     Lally
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII,  KPCB ZF II and KPCB
                                                  VI.
-----------------------------------------------------------------------------------------------------------------------------
       9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON                                                                                         7,796,077
-----------------------------------------------------------------------------------------------------------------------------
      10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES*                                                                                       [ ]
-----------------------------------------------------------------------------------------------------------------------------
      11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                               8.9%
-----------------------------------------------------------------------------------------------------------------------------
      12   TYPE OF REPORTING PERSON*                                                                                       IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 641149 10 9                                      13G                                 Page 14 of 21 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
         1   NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Douglas J. MacKenzie
-----------------------------------------------------------------------------------------------------------------------------
         2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
         3   SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
         4   CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                       5   SOLE VOTING POWER                                                    25,660
               SHARES                 ---------------------------------------------------------------------------------------
            BENEFICIALLY                      6   SHARED VOTING POWER
           OWNED BY EACH                          7,700,000   shares   of  which
             REPORTING                            7,260,000  shares are directly
              PERSON                              held by KPCB  VII and  440,000
                                                  shares  are  directly  held by
                                                  KPCB   ZF   II.    KPCB    VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII and KPCB
                                                  ZF  II.  Mr.  MacKenzie  is  a
                                                  general  partner  of KPCB  VII
                                                  Associates.    Mr.   MacKenzie
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII and KPCB ZF II.
                                      ---------------------------------------------------------------------------------------
                                              7   SOLE DISPOSITIVE POWER                                               25,660
                                      ---------------------------------------------------------------------------------------
                                              8   SHARED DISPOSITIVE POWER
                                                  7,700,000   shares   of  which
                                                  7,260,000  shares are directly
                                                  held by KPCB  VII and  440,000
                                                  shares  are  directly  held by
                                                  KPCB   ZF   II.    KPCB    VII
                                                  Associates   is  the   general
                                                  partner  of KPCB  VII and KPCB
                                                  ZF  II.  Mr.  MacKenzie  is  a
                                                  general  partner  of KPCB  VII
                                                  Associates.    Mr.   MacKenzie
                                                  disclaims beneficial ownership
                                                  of the shares held directly by
                                                  KPCB VII and KPCB ZF II.
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                                       7,725,660
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                     [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                           8.8%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OR REPORTING PERSON*                                                                                     IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  Netscape Communications Corporation

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  501 East Middlefield Road
                  Mountain View,  CA 94043

ITEM 2(A)-(C).             NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

                  This amended statement is being filed by KPCB VII Associates, L.P., a California Limited Partnership ("KPCB VII Associates") whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VII Associates are also general partners of KPCB VI Associates, L.P., a California Limited Partnership (KPCB VI Associates").

                  KPCB VII Associates is general partner to Kleiner Perkins Caufield & Byers, VII, L.P., a California limited partnership ("KPCB VII") and KPCB Information Sciences Zaibatsu Fund II, L.P., a California limited partnership ("KPCB ZF II"). KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers, VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VII Associates, this amended statement relates only to KPCB VII Associates' and, for those general partners of KPCB VII Associates who are also general partners of KPCB VI Associates, KPCB VI Associates' indirect, beneficial ownership of shares of Common Stock of Netscape Communications Corporation held directly by KPCB VII, KPCB ZF II and KPCB VI (the "Shares") and, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control. The Shares are held directly by KPCB VII, KPCB ZF II, and KPCB VI. Management of the business affairs of KPCB VII Associates and KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates and KPCB VI Associates, respectively, each of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 641149 10 9

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP  See rows 5-11 of cover pages.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB ZF II, KPCB VII Associates, KPCB VI, and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of the Shares of Netscape Communications Corporation owned by each such entity. No such partner's right relates to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997


ALEXANDER E. BARKAS                             KPCB VII ASSOCIATES, L.P., A
BROOK H. BYERS                                  CALIFORNIA LIMITED PARTNERSHIP
KEVIN R. COMPTON
L. JOHN DOERR
WILLIAM R. HEARST III                           By:
VINOD KHOSLA                                       -----------------------------
E. FLOYD KVAMME                                     A General Partner
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY                                  KLEINER PERKINS CAUFIELD & BYERS
DOUGLAS P. MACKENZIE                            VII, L.P., A CALIFORNIA LIMITED
                                                PARTNERSHIP


By:                                             By KPCB VII Associates, L.P., a
   -----------------------------                California Limited Partnership,
     Michael S. Curry                           its General Partner
     Attorney-in-Fact
                                                By:
                                                   -----------------------------
                                                    A General Partner

                                  EXHIBIT INDEX


                                                                 Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------
Exhibit A:        Agreement of Joint Filing                           19

Exhibit B:        List of General Partners of KPCB VII Associates     20

                                    EXHIBIT A


                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 13, 1997, containing the information required by Schedule 13G, for the Shares of Netscape Communications Corporation held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, KPCB Information Services Zaibatsu Fund II, L.P., a California limited partnership, and Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and, with respect to the general partners, such other holdings as may be reported therein.

Date:  February 13, 1997


ALEXANDER E. BARKAS                             KLEINER PERKINS CAUFIELD & BYERS
BROOK H. BYERS                                  VII, L.P., A CALIFORNIA LIMITED
KEVIN R. COMPTON                                PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III                           By KPCB VII Associates, L.P., a
VINOD KHOSLA                                    California Limited Partnership,
JOSEPH S. LACOB                                 its General Partner
BERNARD J. LACROUTE
JAMES P. LALLY                                  By:
DOUGLAS P. MACKENZIE                               -----------------------------
E. FLOYD KVAMME                                     A General Partner

                                                KPCB VI ASSOCIATES, L.P., A
                                                CALIFORNIA LIMITED PARTNERSHIP
By:
-----------------------------
     Michael S. Curry
     Attorney-in-Fact                           By:
                                                   -----------------------------
                                                    A General Partner
KPCB VII ASSOCIATES, A CALIFORNIA
LIMITED PARTNERSHIP                             KLEINER PERKINS CAUFIELD & BYERS
                                                VI, L.P., A CALIFORNIA LIMITED
                                                PARTNERSHIP
By:
-----------------------------                   By KPCB VI Associates, L.P., a
     A General Partner                          California limited partnership,
                                                its General Partner

                                                By:
                                                   -----------------------------
                                                    A General Partner

                                    EXHIBIT B

                               General Partners of
              KPCB VII Associates, a California limited partnership


                Set forth below, with respect to each general partner of KPCB VI
Associates,   is  the  following:  (a)  name;  (b)  business  address;  and  (c)
citizenship.

1.        (a)   Alexander E. Barkas
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

2.        (a)   Brook H. Byers*
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

3.        (a)   Kevin R. Compton
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

4.        (a)   L. John Doerr*
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

5.        (a)   William R. Hearst III
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

                                                                   Page 21 of 21
6.        (a)   Vinod Khosla*
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

7.        (a)   E. Floyd Kvamme*
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

8.        (a)   Joseph S. Lacob*
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

9.        (a)   Bernard J. Lacroute*
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

10.       (a)   James P. Lally*
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen

11.       (a)   Douglas P. MacKenzie
          (b)   c/o Kleiner Perkins Caufield & Byers
                2750 Sand Hill Road
                Menlo Park, CA  94025
          (c)   United States Citizen


* Listed individual is also a general partner of KPCB VI Associates, L.P., a California Limited Partnership.